UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2015

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland Maryland	001-32336 000-54023	26-0081711 20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As reported in its Current Report on Form 8-K filed on February 19, 2015, Digital Realty Trust, Inc. (the “Company”) announced that as of March 13, 2015, David Caron was stepping down from his role as Senior Vice President of Portfolio Management. On March 13, 2015, the Company and Digital Realty Trust, L.P. (the “Operating Partnership”) entered into a separation and consulting agreement with Mr. Caron (the “Separation Agreement”).

Pursuant to the Separation Agreement, that certain Employment Agreement, dated July 30, 2004, by and among Mr. Caron, the Company and the Operating Partnership, as amended, was terminated effective March 13, 2015 (the “Separation Date”) and the Company will engage Mr. Caron as a consultant for a period of twelve months following the Separation Date. In exchange for the consulting services that Mr. Caron will provide to the Company, he is entitled to receive from the Company: (i) a monthly fee equal to $29,329 (the “Consulting Fees”), (ii) a one-time cash payment equal to $261,712, payable on the twelve-month anniversary of the Separation Date, subject to Mr. Caron’s continued service with the Company through such date, or, if earlier, the date on which Mr. Caron’s consulting relationship is terminated by the Company without “cause” (as defined in the Separation Agreement); and (iii) Company-subsidized COBRA coverage for Mr. Caron and his eligible dependents for up to twelve months following the Separation Date (the “COBRA Benefit”).

In addition, under the terms of the Separation Agreement, each of Mr. Caron’s outstanding equity awards granted prior to January 1, 2014 (the “Pre-2014 Awards”) will vest in full (to the extent then unvested) on (i) the twelve-month anniversary of the Separation Date, subject to his continued provision of the consulting services through such date, or (ii) if earlier, the date on which Mr. Caron’s consulting relationship is terminated by the Company without cause.

In the event the Company terminates Mr. Caron’s consulting relationship under the Separation Agreement without cause, then, in addition to the accelerated vesting of the Pre-2014 Awards as described above, Mr. Caron will be entitled to receive: (i) a lump sum amount equal to the Consulting Fees that would have been payable to Mr. Caron for the remainder of the consulting period had the consulting relationship not terminated; (ii) continued provision of the COBRA Benefit that would have been provided if the consulting relationship had not terminated; and (iii) accelerated vesting or continued vesting (as applicable) of certain of Mr. Caron’s equity awards granted in 2014 to the extent that such awards would have vested through the twelve-month anniversary of the Separation Date if the consulting relationship had not terminated.

The Separation Agreement contains confidentiality restrictions which apply indefinitely, non-solicitation restrictions which will apply during the consulting period and for six months thereafter, and non-competition restrictions which apply during the consulting period.

The payments and benefits described in the Separation Agreement are subject to Mr. Caron’s execution and non-revocation of a general release of claims on or following his Separation Date and his execution and non-revocation of a general release of claims on or following the date on which his consulting relationship terminates, as well as his continued compliance with the terms of the Separation Agreement, including the restrictive covenants described above.

The foregoing description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 1.02 by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation and Consulting Agreement, dated March 13, 2015, by and among David Caron, the Company and the Operating Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Date: March 19, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated March 13, 2015, by and among David Caron, the Company and the Operating Partnership.